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                                                                                       EXHIBIT 12
WARNER-LAMBERT COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

                                                                Years Ended December 31,
                                 Six Months Ended     ----------------------------------------------
                                   June 30, 1998      1997       1996       1995       1994     1993
                                 -----------------    ----       ----       ----       ----     ----
Earnings before income taxes and
 accounting changes (less
   minority interests)                 $869.6     $1,233.4   $1,107.7   $1,018.6   $  913.1   $318.5
Add:
   Interest on indebtedness-
     excluding amount capitalized        62.0        167.0      145.9      122.7       93.7     64.2
   Amortization of debt expense            .5           .4         .5         .4         .4       .5
   Interest factor in rent
     expense (a)                         15.4         30.7       27.5       26.9       26.2     25.4
                                       ------     --------   --------   --------    -------   ------
        Adjusted earnings              $947.5     $1,431.5   $1,281.6   $1,168.6   $1,033.4   $408.6
                                       ======     ========   ========   ========   ========   ======

Fixed Charges:
   Interest on indebtedness            $ 62.0     $  167.0   $  145.9   $  122.7   $   93.7   $ 64.2
   Capitalized interest                  10.0          8.3        9.6       10.1        9.4      8.6
   Amortization of debt expense            .5           .4         .5         .4         .4       .5
   Interest factor in rent
     expense (a)                         15.4         30.7       27.5       26.9       26.2     25.4
                                       ------     --------   --------   --------   --------   ------
        Total fixed charges            $ 87.9     $  206.4   $  183.5   $  160.1   $  129.7   $ 98.7
                                       ======     ========   ========   ========   ========   ======

Ratio of earnings to fixed charges       10.8          6.9        7.0        7.3        8.0      4.1(b)
                                       ======     ========   ========   ========   ========   ======

(a) Represents one third of rental expense, which the Company believes is a reasonable approximation.

(b) The Company's ratio of earnings to fixed charges for 1993 would have been 9.5 excluding the restructuring charges of $525.2.




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